     CONTACTS: Media Inquiries
     Lin Cummins
          (248) 435-7112
     linda.cummins@arvinmeritor.com

          Investor Inquiries
               Terry Huch

          (248) 435-9426

     terry.huch@arvinmeritor.com

ARVINMERITOR DIVESTS ADDITIONAL
LIGHT VEHICLE SYSTEMS CHASSIS BUSINESS

Sells Gabriel Ride Control Products North America

Business to OpenGate Capital

TROY, Mich., (June 29, 2009) – ArvinMeritor, Inc. (NYSE: ARM) today announced that it has reached agreement to divest another one of its light vehicle Chassis businesses, bringing the total number of units divested this year to three. The company reached a definitive agreement to sell its Gabriel Ride Control Products North America (“Chassis Ride Control”) business to OpenGate Capital, a private equity firm.

The company noted that the sale of the U.S. portion of Gabriel Ride Control Products North America has been completed. The closing of the transaction for the subsidiary in Mexico will be completed once the license agreements and pending permits have been finalized, which the company expects will occur within two months. During the time that final approvals are in process, the business will continue to serve its customers and operate as usual.

The sale of ArvinMeritor’s Gabriel Ride Control Products North America business, along with the divestitures of Meritor Suspension Systems Company (“MSSC”) and Gabriel de Venezuela that were announced last week, largely complete the divestiture of Chassis Systems.

Chairman, CEO and President Chip McClure said, “The sale of another one of our Chassis businesses is further evidence that we are able to execute our strategy to refocus the company on the commercial vehicle business even in a difficult environment. Selling the Gabriel Ride Control Products North America business, combined with the divestitures of MSSC and Gabriel de Venezuela, better positions us to achieve our long-term strategic objective to concentrate on the commercial vehicle on- and off-highway market segments for both original equipment manufacturers and aftermarket customers.”

With the sale of Gabriel Ride Control Products North America, the company has now divested 87 percent of its Chassis operations based on 2008 value-added sales (72 percent of total sales, including $117 million of pass-through sales).

About ArvinMeritor

ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company marks its centennial anniversary in 2009, celebrating a long history of 'forward thinking.' The company serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, and light vehicle manufacturers. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: http://www.arvinmeritor.com.

About OpenGate Capital

OpenGate Capital is an opportunistic private equity firm that acquires controlling interests in businesses with solid fundamentals that exhibit opportunities for operational improvements and growth. Established in 2005, OpenGate Capital has a global footprint with headquarters in Los Angeles, California and a principal office in Paris, France. OpenGate’s seasoned team of M&A and operating professionals are experts in acquiring, operating and building successful companies. The partners of OpenGate have executed over 50 transactions worldwide ranging from corporate divestitures, turnaround acquisitions, industry consolidations and other special situations investments across a wide array of industries and geographical markets.

For more information on OpenGate Capital, please visit our website at www.opengatecapital.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "estimate," "should," "are likely to be," "will" and similar expressions. There are risks and uncertainties associated with the planned sale of the Chassis businesses, including the timing and certainty of completion and the terms of the transactions. In addition, actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions, including the recent global economic crisis; whether our liquidity will continue to be affected by declining vehicle production volumes in the future; the financial condition of the company's suppliers and customers, including bankruptcies and potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company's debt; the demand for commercial, specialty and light vehicles for which the company supplies products; timing and certainty as to completion and terms of any dispositions of the Body Systems and Chassis businesses of ArvinMeritor's LVS business; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and sharply rising cost of raw materials, including steel and oil; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company's debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.